EXHIBIT 5.1

                        OPINION OF SNELL & WILMER L.L.P.


                                December 10, 1998



Digital Courier Technologies, Inc.
136 Heber Avenue, Suite 204
Park City, Utah  84060

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Digital Courier Technologies, Inc., a Delaware corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-3 (the Form S-3, including the amendments thereto being referred to collectively herein as the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission ("Commission") on December 10, 1998 under the Securities Act of 1933, as amended ("Act"). The Registration Statement relates to the proposed registration for resale by certain selling shareholders ("Selling Shareholders") of up to an aggregate of 3,412,890 shares of common stock, $.0001 par value per share of the Company, 1,775,948 of such shares which were previously acquired by such Selling Shareholders, and 1,636,942 of such shares which may be acquired by such Selling Shareholders upon the exercise of outstanding warrants.

         As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below, including the Company's Certificate of Incorporation, as amended to date, the Company's Bylaws, as amended to date, and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization and issuance of the Selling Shareholder's shares. We have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Also, we have assumed the proper exercise and payment for the warrants underlying the shares being registered in the Registration Statement. Further, we have assumed the due execution and delivery of certificates representing the Selling Shareholder's shares.

         Based upon the foregoing, and relying solely thereon, we are of the opinion that the Selling Shareholders' shares have been duly authorized and when issued, were or will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            SNELL & WILMER L.L.P.